Exhibit (h)(2)-d

AMENDMENT TO

STEWARD FUNDS, INC.

MASTER SERVICES AGREEMENT

AMENDMENT made as of April 1, 2015, between Steward Funds. Inc. (f/k/a/Capstone Christian Values Funds, Inc.) (the “Client”) and Citi Fund Services Ohio, Inc. (“Service Provider”), to that certain Master Services Agreement, dated May 24, 2004, between the Client and Service Provider (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain services for the Funds;

WHEREAS, Service Provider and SunGard Investor Services, LLC (“Purchaser”) intend to effect a transaction pursuant to that certain Transfer Agreement (the “Transfer Agreement”) entered into by and between an affiliate of Service Provider and SunGard Investment Systems LLC, an affiliate of Purchaser;

WHEREAS, under the terms of the Transfer Agreement, Service Provider and certain of its affiliates will assign and transfer to Purchaser certain assets and liabilities related to Service Provider’s U.S. transfer agency business (the “Transaction”);

WHEREAS, in connection with the Transaction, Service Provider seeks to amend the Agreement to delete therefrom (i) those provisions that oblige Service Provider to provide Transfer Agency and ancillary services and (ii) those provisions related to the payment by the Client of fees and expenses related thereto.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Consent to the Transaction. Client hereby consents to the Transaction.

2.	Amendment to Section 1 (Retention of Citi). The first paragraph of Section 1 of the Agreement is deleted in its entirety and replaced with the following:

“The Company hereby retains CITI to act as fund accountant and financial administrator of the Company, and to furnish the Company with fund accounting and financial administration services as set forth in Sections 2(b) and 2(c) below. CITI and the Company hereby agree that CITI will perform the services upon the terms set forth in this Agreement. CITI and Capstone Asset Management Company (the “Administrator”), the administrator of the Company, shall consult and coordinate with one another in connection with CITI’s services.”

3.	Amendment to Section 2 (Services). Paragraphs (a) (Transfer Agency Services) and (d) (Blue Sky Administration Services) are hereby deleted from Section 2 of the Agreement. In addition, the words “transfer agency” and “blue sky administration” are deleted from the last paragraph of Section 2 of the Agreement.

Furthermore, the following paragraphs, as well as Schedule B-1, as incorporated by the October 1, 2004 Amendment to the Agreement, are hereby deleted from the Agreement:

2.	Services as Trustee/Custodian.

(a) BISYS has obtained a non-bank Trustee/Custodian Notice of Approval letter from the Treasury Department, Internal Revenue Service, dated December 31, 2003. BISYS has the knowledge and capabilities to act as a passive non-bank trustee/custodian of the IRA Accounts offered by the Company and to perform the services undertaken by BISYS under this Section 2 of this Amendment.

(b) BISYS agrees to act as a non-bank custodian for plans qualified under section 401 and accounts described in section 403(b)(7) of the Internal Revenue Code (the “Code”), a non-bank trustee or custodian of IRAs established under sections 408, 408(A), and 530 of the Code, and a non-bank custodian of eligible deferred compensation plans described in section 457(b) of the Code, but only as long as BISYS continues to act as transfer agent to the Funds and retains all legal qualifications to act as such. In this capacity, BISYS will act only as a passive non- bank trustee (within the meaning of section 1.408-2(e)(6)(i)(A) of the IRS regulations), and BISYS will not have any discretion to direct investments within any of the IRA Accounts.

(c) BISYS will retain the following original documents for the IRA Accounts: Internal Revenue Service Form 5303-A, Form 5305-RA, 5305-EA, 5305-SA, 5305- SEP plan agreement and 403(b)(7) custodial account agreement. BISYS shall have the right to review and comment upon the plan agreements and other documentation relating to or affecting its services hereunder, and shall have no liability for any modifications made thereto without its express written consent. BISYS may rely upon the most recent versions of the plan agreement and such other documentation provided to it, and shall render its services hereunder in a manner consistent with the terms of such plan agreement and such other documentation.

(d) In relation to the IRA Accounts, BISYS will perform the functions described in Schedule B-l.

3.	As compensation for services set forth in Section 2 above, BISYS shall be entitled to twelve dollars ($12.00) per social security number, for each plan or account type, per year (the “Custodial Fee”), to be paid within the month prior to December 31 of each such year, for the services provided to the Account or Accounts. BISYS will collect the Custodial Fee from each IRA Account.

4.	Amendment to Section 4 (Fees and Expenses). Paragraphs (b)(v) (All State registration fees paid to qualify the Company’s shares for sale in each state), (b)(vi) (check and payment processing fees), (b)(vii) (Fulfillment), (b)(viii) (IRA custody and other related fees) and (b)(ix) (NSCC and related costs) are hereby deleted from Section 4 of the Agreement. In addition, paragraphs (c)(v) (Fees associated with providing the AML Services, as defined in Section 23) and (c)(ix) (A check fee of $8 per payment in connection with each payment of state registration fees) are hereby deleted from Section 4 of the Agreement.

5.	Amendment to Section 6 (Term). The words “transfer agent” and “blue sky administrator” are hereby deleted from the fourth paragraph under Section 6 of the Agreement. In addition, the 5th paragraph under Section 6 of the Agreement is hereby deleted in its entirety.

6.	Amendment to Section 9 (Instructions/Certain Procedures, etc.). The last two paragraphs under Section 9 of the Agreement are hereby deleted in their entirety.

7.	Amendment to Section 15 (Bank Accounts). Section 15 of the Agreement is hereby deleted in its entirety.

8.	Amendment to Section 16 (Representations and Warranties of the Company). The last paragraph under Section 16 of the Agreement is deleted in its entirety.

9.	Amendment to Section 19 (Information to be Furnished by the Company and Funds). The words “transfer agent” and “blue sky administrator” are hereby deleted from paragraph (c) under Section 19 of the Agreement.

10.	Amendment to Section 20 (Information Furnished by CITI). The words “transfer agent” and “blue sky administrator” are hereby deleted from paragraph (b) under Section 20 of the Agreement. In addition, paragraphs (c) and (d) are hereby deleted in their entirety from Section 20 of the Agreement.

11.	Amendment to Section 21 (Amendments to Documents). The words “or the AML Program” are hereby deleted from Section 21 of the Agreement.

12.	Amendment to Section 23 (Compliance with Laws). All paragraphs in Section 23 of the Agreement are hereby deleted in their entirety except for the first paragraph in Section 23 of the Agreement.

13.	Amendment to Schedule B (Transfer Agency Services). Schedule B is hereby deleted in its entirety from the Agreement.

14.	Amendment to Schedule D (Blue Sky Administration Services). The Section on Blue Sky Administration Services is hereby deleted in its entirety from Schedule D of the Agreement.

15.	Amendment to Schedule E (Fees). Schedule E is hereby deleted in its entirety from the Agreement and replaced with the following:

“The Company shall pay CITI on the first business day of each month, or at such time(s) as CITI shall request and the parties hereto shall agree, a bundled asset-based fee for fund accounting and financial administration services, as set forth below:

Fund Accounting and Financial Administration Bundled Fees

0 - $500 million	0.07% (7.0 basis points)
$500 - $650 million	0.06% (6.0 basis points)
$650 - $750 million	0.05% (5.0 basis points)
Greater than $750 million	0.04% (4.0 basis points)

For these purposes, the Funds of the Company shall be treated collectively with the other Capstone/Steward funds, as the asset-based fees are applied across the entire Capstone/Steward fund complex serviced by CITI (the “Capstone fund complex”). The other fund in the Capstone fund complex currently consists of the Steward Small-Mid Cap Enhanced Index Fund (the underlying series of the Capstone Series Fund, Inc., a Maryland corporation).

An additional fee of $2,500 per annum shall apply to each additional class of shares of each Fund that has more than a single share class.

The foregoing asset-based fund accounting and financial administration fees are subject to an aggregate minimum fee of $199,500 per annum, covering all existing Funds. Such minimum shall be raised by $28,500 for each additional fund that is added as a Fund hereunder.

Furthermore, these asset-based fund accounting and financial administration fees are subject to an aggregate maximum fee of $820,000 per annum, covering all existing Funds. Such maximum shall be raised by $75,000 for each additional fund that is added as a Fund hereunder.

NQ Filing Fees

Per Fund Per Filing - $1,500.00

Out of Pocket Expense and Miscellaneous Charges

CITI’s out of pocket expenses and miscellaneous fees and charges, as provided for under Section 4 of the Agreement, are not included in the above fees and shall be payable to CITI in accordance with such provisions of the Agreement.”

17.	Representations and Warranties.

(a) The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

(b) Service Provider represents that it has full power and authority to enter into and perform this Amendment.

18.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STEWARD FUNDS, INC.

By: /s/ Edward L. Jaroski

Name: Edward L. Jaroski

Title: CEO

Date: 3/19/2015

CITI FUND SERVICES OHIO, INC.

By: /s/ Jay Martin

Name: Jay Martin

Title: President

Date: 3-25-15